THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS OT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

                            REGENT ENERGY CORPORATION

                                 PROMISSORY NOTE

$2,000,000                                                         April 5, 2001


     FOR VALUE RECEIVED, REGENT ENERGY CORPORATION, a Nevada corporation (the "Company") with its principal executive office at 650 North Sam Houston Parkway East (Suite 500), Houston, Texas 77060, promises to pay to Harry Newton (the "Payee" or the "holder of this Note") on April 5, 2003 (the "Maturity Date") the principal amount of Two Million ($2,000,000) dollars (the "Principal Amount") in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. No interest on the Principal Amount of this Note shall accrue or be paid.

     Each payment by the Company pursuant to this Note shall be made without set-off or deduction and in immediately available funds. All payments of the Principal Amount shall be made to Payee on or before the Maturity Date at the address of Payee hereinbefore set forth or, at Payee's request, to Payee at such other address as Payee may, from time to time, designate in writing. If any payment hereunder becomes due on a Saturday, Sunday or legal holiday, such payment shall become due on the next business day.

     The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note (except as specifically provided elsewhere in this Note) and (ii) agrees, in the event of an Event of Default (as hereinafter defined), to pay to the holder of this Note, on demand, all costs and expenses (including reasonable fees and expenses) incurred in connection with the enforcement and collection of this Note.

     This Note and the other identical promissory notes of the Company (the "Notes") are being issued to the Payee in connection with a private placement of debt units by the Company, and pursuant to a Subscription Agreement between the Company and the Payee (the "Subscription Agreement"), a copy of which agreement is available for inspection at the Company's principal office. In the Financing, the Company is selling up to twenty (20) units (the "Units") at a purchase price of $100,000 per Unit on a "best efforts" basis. Each Unit consists of (i) a $100,000 Principal Amount Note (collectively, the "Other Notes"), and (ii) a three (3) year warrant (the "Warrant") to purchase 10,000 shares of common stock, par value $.01 per share (the "Common Stock") of the Company at an exercise price of $1.00 per share.

     Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any permitted transferee of this Note, by and as a condition to its acceptance thereof, assumes all of the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for the transfer of this Note.

     1. Prepayment.


          (a) At the option of the Company, the unpaid Principal Amount of this Note may be prepaid, in whole or in part, at any time form time to time, without penalty or premium. Any such payments shall be applied to the then outstanding Principal Amount.

          (b) The Company shall prepay the unpaid Principal Amount of this Note (and the Other Notes) upon the receipt by the Company of aggregate gross proceeds of no less than $5,000,000 from all private placement and/or registered public offerings by the Company of its equity securities, other than from the sale of Units in the Bridge Financing (a "Subsequent Financing"). All such payments shall be made at the time of closing and from the closing proceeds of any Subsequent Financing(s) aggregating $5,000,000.

     2. Warrants. In consideration for the loan evidenced by the Notes, the Company shall issue to each holder of a $100,000 Principal Amount Note, a Warrant to purchase 10,000 shares of the Common Stock of the Company for each $100,000 Principal Amount of Notes purchased by a holder thereof (or such lesser or greater pro-rata number of Warrants depending upon the Principal Amount of Note purchased by a particular Noteholder).

     3. Interest. The Company shall pay interest quarterly at the rate of 6% per annum on the unpaid principal of the note.

     4. Conversion Into Stock. At the option of the Payee, the Principal Amount of this Note may be converted, in whole or in part, into the securities to be sold in the Company's securities at $3.00 per share. However, the Company shall have the right to force the conversion of the note into equity when the Company stock price averages $5.00 per share or above for a period more than sixty (60) days.

     5. Events of Default.

          (a) The term "Event of Default" shall mean any of the events set forth in this Section 5(a):

               (i) Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount of this Note when and as the same shall become due and payable, whether by acceleration or otherwise.

               (ii)   Bankruptcy,    Insolvency,   Etc.   The   Company   shall:


                    (a) admit in writing its inability to pay, its debts as they become due;

                    (b) apply for,  consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                    (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days; or

                    (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed or unstayed.

          (b) Action if Bankruptcy. If any Event of Default described in clauses
     (ii) (a) through (d) of Section 5(a) shall occur, the outstanding Principal Amount of this Note shall automatically be and become immediately due and payable, without notice or demand.

          (c) Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (ii) (a) through (d) of
     Section 5(a) shall occur for any reason, whether voluntary or involuntary, and be continuing, holders owning no less than 51% of the aggregate outstanding principal amount of this Note and the Other Notes then outstanding (the "Required Holders") may, upon ten (10) business days' prior written notice to the Company, declare all or any portion of the outstanding Principal Amount of the Note to be due and payable whereupon the full unpaid Principal Amount (or any portion thereof so demanded), shall in five (5) business days following receipt of such notice be so declared due and payable shall be and become immediately due and payable without further notice, demand, or presentment.

     6. Amendments and Waivers.


          (a) The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Required Holders; provided, however, that no such amendment, modification or waiver which would:

          (i) modify this Section 6(a), change the definition of "Required Holders" or extend the Maturity Date;

          (ii) reduce the Principal Amount payable hereunder, shall be made without the consent of the holder of each of the Notes so affected; or

     (b) No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall nay single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

     (c) After any waiver, amendment or supplement under this Section becomes effective, the Company shall mail to the holders of the Notes a copy thereof.

     7. Miscellaneous.


          (a) Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

          (b) Governing Law. This Note shall be governed by and construed solely in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

          (c) Notices. All notices, consents and other required communication required or permitted under this Note shall be given in accordance with the Subscription Agreement.

          (d) Inconsistencies. To the extent that there is any inconsistency between the provisions of this Note and the provisions of the Subscription Agreement, the provisions of this Note shall govern and be controlling.

     IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

                                       REGENT ENERGY CORPORATION


                                       By:   /s/ John N. Ehrman
                                             -----------------------------------
                                             Name:  John N. Ehrman
                                             Title:  President

                                             /s/ John N. Ehrman
                                             -----------------------------------
                                             John N. Ehrman